Exhibit 23.1

Consent of Independent Auditors

The Executive Committee

Chalmette Refining, L.L.C. and Subsidiaries:

We consent to the incorporation by reference in PBF Energy Inc.’s Registration Statement No. 333-193210 on Form S-3, Registration Statement No. 333-187179 on Form S-8, Registration Statement No. 333-185968 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-190725 on Form S-3 of our report dated July 21, 2015, with respect to the consolidated balance sheets of Chalmette Refining, L.L.C. and subsidiaries (“Chalmette Refining”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, equity, and cash flows for the years then ended, which report appears in the Form 8-K of PBF Energy Inc. dated October 5, 2015, and to the reference to our firm under the heading “Experts” in the prospectus supplement.

Our report dated July 21, 2015 contains emphases of matter paragraphs that state that Chalmette Refining is dependent on its owners to provide additional capital contributions or additional alternatives for funding as necessary to enable Chalmette Refining to realize its assets and discharge its liabilities in the normal course of business as well as that substantially all of Chalmette Refining’s sales were to ExxonMobil Oil Corporation (“ExxonMobil”), a majority of Chalmette Refining’s purchases of crude oil and petroleum feedstock emanate from transactions with its owners, and portions of certain expenses represent allocations made from ExxonMobil. Our opinion was not modified with respect to these matters.

/s/ KPMG LLP

New Orleans, Louisiana

October 5, 2015